Exhibit 99.3

Merit Medical Shareholders Elect Scott R. Ward to Board of Directors

SOUTH JORDAN, Utah, May 19, 2026 (GLOBE NEWSWIRE) – Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading global manufacturer and marketer of healthcare technology, today announced that shareholders elected Scott R. Ward to the company’s Board of Directors at Merit’s annual meeting of shareholders.

Mr. Ward was elected to serve a three-year term.

“On behalf of the Board, we are pleased with Scott Ward’s election to Merit’s Board of Directors,” said F. Ann Millner, Merit’s Chair of the Board. “Scott’s extensive industry experience, strategic insight, and commitment to innovation will be tremendous assets as we continue advancing the company’s strategic priorities.”

“We are proud to welcome Scott Ward to Merit’s Board,” said Martha G. Aronson, Merit’s President and Chief Executive Officer. “Scott brings deep medical device experience and a proven leadership track record. As we continue building on our foundation and advancing our strategy, his perspective will be invaluable to our long-term growth.”

“I am honored to join the Merit Board of Directors,” Ward said. “I have great respect for Merit’s commitment to innovation and its focus on serving patients and healthcare providers around the world. I look forward to contributing my experience as the company continues to grow and expand its impact.”

Mr. Ward brings more than 40 years of experience in the healthcare and medical device industry, including nearly three decades at Medtronic, where he held senior leadership roles such as senior vice president and president of the cardiovascular, neurological, and diabetes businesses. He most recently served as CEO, President and Chairman of Cardiovascular Systems, Inc., leading the company through a period of expansion and its acquisition by Abbott.

Mr. Ward is also the founder of Raymond Holdings, a firm focused on venture capital, strategy, and advisory services for medical technology and life sciences companies, and has served on numerous public and private company boards. Merit’s Board of Directors has appointed Mr. Ward to serve on its Governance and Sustainability and Finance and Operating Committees.

ABOUT MERIT MEDICAL

Founded in 1987, Merit is engaged in the development, manufacture, and distribution of proprietary medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves customers worldwide with a domestic and international sales force and clinical support team totaling more than 800 individuals. Merit employs approximately 7,600 people worldwide.

TRADEMARKS

Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc., its subsidiaries, or its licensors.

CONTACTS

Media Inquiries

Sarah Comstock

Merit Medical

+1-801-432-2864 | sarah.comstock@merit.com

Investor Inquiries

Mike Piccinino, CFA, IRC

ICR Healthcare

+1-443-213-0509 | mike.piccinino@icrhealthcare.com